Exhibit 99
NEWS RELEASE

February 14, 2017

Contact:	Clifford H. Chen	Telephone: (808) 543-7300
	Treasurer, Manager, Investor	E-mail: ir@hei.com
Relations & Strategic Planning

Hawaiian Electric Industries Announces the Retirement of
Executive Vice President and Chief Financial Officer, James A. Ajello

Gregory C. Hazelton to Succeed Ajello upon his Retirement

HONOLULU - Hawaiian Electric Industries, Inc. (NYSE - HE) (HEI) today announced that James A. Ajello, HEI’s Executive Vice President and Chief Financial Officer (CFO), will retire at the end of the first quarter of 2017. HEI has named Gregory C. Hazelton, HEI’s Senior Vice President, Finance, as his successor.
Ajello, 63, has been HEI’s CFO since January 2009 and announced his intention to retire as part of a planned leadership transition process. Upon his retirement, Ajello will join the board of directors of HEI subsidiary American Savings Bank, F.S.B. (American).
“Jim has been a key member of the leadership team for over eight years, helping guide the company’s strategy and financial affairs through a period of growth, while maintaining fiscal integrity,” said Connie Lau, HEI’s CEO. “Jim has provided invaluable advice to me and our board of directors and provided steady leadership during the financial crisis and a period of extraordinary change in both our industry sectors. Over his tenure he has been the principal spokesman to financial community stakeholders and has spearheaded capital raising of billions of dollars. We are delighted that we will continue to receive Jim’s advice through his service on American’s board. As part of normal succession planning we have looked ahead to ensure the company is well positioned as Jim plans the next chapter of his life.”
“Greg is well known to the company, having served as HEI’s VP of Finance, Treasurer and Controller from 2013 to 2015, and brings valuable public company CFO experience to hit the ground running,” said Lau. We have planned and achieved a smooth, multi-month transition between Greg and Jim, who work extremely well together. Greg is a proven leader with superb industry experience, and the board and I have every confidence in Greg.”

Hawaiian Electric Industries, Inc.
February 14, 2017

Hazelton, 52, has over 25 years’ experience in the power and utility sector commencing with an eight-year career at Portland General Electric as a CPA in a variety of financial roles. Subsequent to earning his MBA at the University of Chicago, Hazelton spent more than 12 years at leading global investment banking firms, including as Managing Director in the Global Power & Utilities Group of UBS Investment Bank, advising utility, power and renewable energy related firms in capital raising and strategic initiatives. Prior to returning to HEI in October 2016, Hazelton served as Senior Vice President, CFO and Treasurer for Northwest Natural Gas Company. At HEI, he will assume all of Ajello’s responsibilities, including overseeing the company’s finance and treasury, investor relations, risk management, financial reporting and accounting, tax and strategy functions.
Commenting on his planned retirement, Ajello noted, “It has been an honor and privilege to serve this great company through a period of unprecedented change and growth. I am grateful to the board, and especially Connie, for the opportunity to be an integral member of leadership. I have been giving thought to my own transition plan for some time now, and I am convinced HEI has the right team to carry us forward, especially given Greg’s decision to re-join the company last year. Greg and I have enjoyed a seamless transition, with both internal and external stakeholders. I am delighted I will continue my association with HEI as a member of American’s board following my CFO resignation.”
HEI supplies power to approximately 95% of Hawaii's population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc., and Maui Electric Company, Limited, and provides a wide array of banking and other financial services to consumers and businesses through American Savings Bank, one of Hawaii's largest financial institutions.

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